EXHIBIT 9

Hudgens CPA, PLLC

1220 Blalock Rd #300

Houston, TX 77055

May 7, 2024

United States Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, D.C. 20549

Re: Growth Stalk Holdings Corp.

Ladies and Gentleman:

We have read the statements under Item 4 in the Form 1-U dated May 7, 2024, of Growth Stalk Holdings Corp. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 1-U dated May 7, 2024.

Sincerely,

Hudgens CPA, PLLC

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By: William Hudgens